                   SOFTWARE LICENSE & DISTRIBUTION AGREEMENT

                 This Agreement is made as of the 8th day of December, 1996

BETWEEN: SYNCRONYS SOFTCORP, a Nevada corporation with its principal place of business at 3958 Ince Boulevard, Culver City, CA, 90232

                 ("Distributor")

AND: ACCELERATION SOFTWARE INTERNATIONAL CORPORATION, a Washington corporation with its principal place of business at 1223 NW Finn Hill Road Poulsbo, WA 98370

                 ("Developer")

WITNESS THAT WHEREAS Developer has developed a Windows 95 software program entitled "SuperFassst!" which Distributor wishes to distribute pursuant to the terms of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual agreements and covenants herein contained (the receipt and adequacy of such consideration is hereby mutually acknowledged by each party), the parties hereby covenant and agree as follows:

SECTION 1.       DEFINITIONS

1.01 "SOFTWARE" shall mean an object copy of the hard drive accelerator called SuperFassst! for Windows '95 on a CD-ROM (or other media if available) packaged for retail sale to end users, in retail packaging to be approved by Developer in accordance with Section 2.06, together with modifications, revisions and error corrections which Developer shall make available to Distributor from time to time.

1.02 "END USER" shall mean any third party which obtains a copy of the Software to fulfill its own computer aided instruction or tool needs.

1.03 "SALE" OR "SELLING" OR "PURCHASE" OR "PURCHASING" of Software or a copy of the Software shall mean, with respect to the intellectual property rights related to such Software, the grant or acquisition, respectively, of a license to use the Software. With respect to tangible property, such terms shall be accorded their common meanings. In either case, such terms shall (i) include all sales, licenses, transfers or other dispositions for value, (ii) include use by Distributor, and (iii) be deemed a sale not later than when recorded as such on the books or records of Distributor which are maintained for financial statement purposes.

1.04 "SITE LICENSES" shall mean licensing software for multiple computers or multiple users. It is intended that the industry standard usage of selling software to corporations using site, enterprise, server, seat or processor-based licenses and similar transactions be incorporated into the definition of Site Licenses.

1.05 "OEM BUNDLING" shall mean licensing software for resale only in combination with one or more other items, typically hardware. It is intended that the industry standard usage of selling software via OEM licensing, bundling and similar transactions be incorporated into the definition of OEM Bundling.

1.06 "DIRECT MARKETING" shall mean the promotion and selling of software directly to End Users without using a reseller, specifically using the Internet, online sales, and direct mail. It is intended that the industry standard usage of direct marketing be incorporated into the definition of Direct Marketing.

1.07 "RETAIL CHANNEL" shall mean all resellers who purchase the Software for ultimate sale to an individual and specifically excludes Site Licenses, OEM Bundling and Direct Marketing.

SECTION 2.       APPOINTMENT AND AUTHORITY OF DISTRIBUTOR

2.01 GRANT OF LICENSE. Developer hereby grants to Distributor a license to distribute and market (a) the English language version of the Software into the Retail Channel on an exclusive basis and Direct Marketing on a non-exclusive basis for the United States and Canada, (b) if Distributor achieves the "Launch Plan" described in Section 2.02, the English and German language version of the Software into the Retail Channel on an exclusive basis and Direct Marketing on a nonexclusive basis in Germany, and (c) the English language version of the Software into the Retail Channel and Direct Marketing on a non-exclusive basis for the rest of the world except for France, Poland and Japan (the "License"). Distributor may in its discretion from time to time sub-license, transfer or assign in whole or part an interest in the license in sub-sections (b) and (c) above, to any other person for the purposes of increasing distribution and sales of the Software outside of United States and Canada; provided however, that any such sub-license, transfer or assignment shall be subject to Developer's rights contained in this Agreement and shall not in any way relieve Distributor of its obligations to Developer hereunder.


2.02 LAUNCH PLAN. Distributor will use its best efforts to market and sell the Software in a manner to maximize the sales potential of the Software. If Distributor has at least [CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION] copies of the Software placed in the Retail Channel in the United States and Canada with retailers which represent not less than 70% of computer software retail sales as determined by PC Data within three months following the Commencement Date (as defined in Section 10.01), the "Launch Plan" will be deemed to have been met, and Distributor will have the rights in Germany described in Section 2.01(b). Distributor acknowledges that EU trade rules prohibit absolute exclusivity, but if the Launch Plan is met, Developer will not appoint any other distributor of the Software in the Retail Channel for Germany.

2.03     RESERVATIONS FROM GRANT.

(a) Developer reserves all rights not specifically granted in Section 2.01, including, without limitation, all rights to OEM Bundling and Site Licenses and non-exclusive rights to Direct Marketing, as well as any and all rights to Developer products other than the Software. All OEM Bundling, Site Licenses and Direct Marketing undertaken by the Developer shall use the name SuperFassst! (or others names that are different from the name selected by Distributor). The version of the Software available on a large scale via OEM Bundling will not be at a higher revision level than the version available in retail updated by free Internet upgrades. Developer shall release major new revisions not less than six (6) months apart.


(b) In the event that Distributor cannot resolve the pre-existing liabilities of Ballard Synergy Corporation to Computer City and Micro Central (in an arrangement approved by Developer) for amounts not more than $ [CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION] in cash payments plus not more than $ [CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION] in Developer's foregone revenues (e.g., product credit) before February 15, 1997, Developer retains the right to distribute to Computer City and Micro Central not more than 8,000 units of a premium priced retail version of the Software combined with other software, whose distribution price shall not be less than $ [CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION]. Such distribution by the Developer shall be done in a way to minimize any negative impact on the sales and marketing of the Software.


2.04 MARKET DATA. Distributor shall, where available, provide Developer with (a) quarterly Software sales numbers through distributors, resellers, sales representatives and End Users (b) marketing and merchandising programs completed and planned, (c) any other information of benefit to Developer in cooperating with Distributor and developing modifications to the Software or new products.


2.05 MINIMUM PERFORMANCE REQUIREMENTS. Distributor shall purchase a minimum of [CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION] copies of the Software from Developer during the six (6) month period following the Commencement Date, defined in Section 10.01, and [CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION] copies for each subsequent six (6) month period, during the term of this Agreement.

2.06 DISTRIBUTOR RESPONSIBILITIES. Distributor shall, at its cost, produce retail packaging, media label artwork, user's manuals, localization of non-code resources to German if German language rights are granted as per 2.01(b), and sales and marketing materials for the Software and shall use its best efforts to pursue aggressive sales and marketing to realize the maximum sales potential for the Software. All such packaging and materials shall be provided to Developer for its review and approval, such approval not to be unreasonably withheld or delayed. Failure by Developer to approve or disapprove a component within seven
(7) business days shall be deemed to be approval for that component. For SuperFassst! the parties have agreed at minimum that (a) Distributor shall not use "SuperFassst!" as the product name, but rather will use a different name of its choice, (b) reference to the "SuperFassst! Technology" will appear in reasonable prominence on the front of the box, (c) Developer's corporate logo and "created by" attribution will appear in reasonable prominence on the back of the box and (d) the appropriate legal trademark and copyright notices will appear in fine print on the box.

2.07 DISTRIBUTOR REPRESENTATIONS. Distributor represents to Developer that it has full right and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement and Distributor's performance hereunder, do not conflict with or cause a breach under any agreement, license or other instrument, or law, rule, order or regulation to which the Distributor is bound or subject.

SECTION 3.       PRODUCTION OF SOFTWARE


3.01 PRODUCTION. Developer shall, at its cost and at a facility of its selection, reproduce the executable code of Software on a electronic media (with media label artwork provided per Section 2.06) in a form suitable for use in retail packaging and shall deliver same to location(s) specified by Distributor. Developer shall use its best efforts to make available a reasonably secure floppy based version of the Software. The parties agree to fully cooperate to minimize delivery costs and production costs, such production costs shall not exceed $ [CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION] per media. Under no circumstances shall Distributor replicate or otherwise duplicate Software, on CD-ROM discs or otherwise, or obtain such replicated or duplicated Software from any source other than Developer. Possession by Distributor of a "Gold Disc" or other medium commonly used to replicate or duplicate software shall not be construed as evidence that Distributor has any right to replicate or duplicate Software.


3.02 ORDERS. Distributor will place written purchase orders with the Developer for the Software with at least five (5) days production lead time and shipping instructions and shall pay for such orders, including shipping and any other associated charges in accordance with Section 6.03.

3.03 SOFTWARE RETURNS. Distributor shall have the right not more than once per month to return Software media to the Developer for credit (up to a monthly maximum of half of the average monthly volume of Software media delivered to Distributor for the previous three months) who shall issue to Distributor an RMA for such returns. This Section 3.03 together with Section 7.01 are Distributor's sole and exclusive return rights.

SECTION 4.       END USER RESTRICTIONS

Distributor shall distribute the Software only in its original, unopened packages and subject to a "shrink-wrap" or other appropriate license agreement, which shall be subject to approval by Developer, such approval not to be unreasonably withheld or delayed.

SECTION 5.       RESTRICTIONS ON DISTRIBUTOR

Distributor agrees not to reverse assemble, decompile, or otherwise attempt to derive source code from the Software, modify the Software or translate the software. Distributor further agrees to comply with all laws, foreign and domestic in connection with the marketing and selling of the Software.

SECTION 6.       PAYMENT


6.01 PAYMENT AMOUNT. Distributor shall pay Developer an amount equal to [CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION] % of the Gross Revenues realized by Distributor for the sale of the Software ("Payment Amount"). Gross Revenues shall mean the amount booked less returns as per Section 3.03 and 7.01, less return reserve in accordance with GAAP (the current amount is approximately 10% to 15% of units) and such return reserve will be utilized before the returns allowed in Section 3.03 and 7.01, less freight out and less industry standard cash discounts not to exceed 3%. Both parties agree on an initial Payment Amount of at least [CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION] dollars per unit of Software delivered to Distributor, less the returns specified in 3.03 and 7.01. Distributor will notify Developer of any price changes, however any pricing reduction shall be agreed to in writing by both parties, acting reasonably to maximize long term revenues. The Payment Amount is in addition to reimbursement to Developer of the cost of the Software media and shipping charges.


6.02 ADVANCE PAYMENT. Distributor shall, no later than December 20, 1996, pay Developer a non-refundable two hundred and fifty thousand dollars ($250,000) as an advance against the Payment Amount and reimbursement for the cost of the Software media.

6.03 ON-GOING PAYMENTS. Upon depletion of the Advance Payment, the Distributor shall pay the Developer in respect of the Payment Amount and the cost of the Software media $ [CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION] per CD-ROM disc (or other media) delivered to the Distributor net 15 days with the balance due net 75 days. In the event that the Distributor fails to pay net 15 more than three times in any given year or is ever more than 30 days late, then Developer shall have the option to change terms to COD rather than net 15 days.


6.04 RECONCILIATIONS AND AUDIT. Distributor shall maintain accurate books and records pertaining to the production and distribution of Software. Distributor shall provide an account reconciliation within thirty (30) days after the end of each calendar quarter, for the sales made during such quarter. Each reconciliation shall be accompanied by a detailed statement showing the basis on which such payment was calculated. Upon fifteen days notice by Developer, Distributor shall provide access to its books and records during ordinary business hours to an independent certified public accounting firm, retained by Developer on a non-contingency basis to review Distributor's books to verify such calculations. Such verification shall occur no more than twice annually. Such verification shall be at Developer's expense, unless the verification reflects an underpayment of seven and a half percent (7.5%) or more of the amount that should have been paid for the period audited, in which case Distributor shall bear the expense of such audit. Interest of one and one-half percent (1.5%) per month shall be paid on payments not timely made.

6.05 TRANSACTIONS WITH AFFILIATES. All transactions by Distributor with Affiliates shall be at fair market prices for comparable transactions between unrelated parties, including a reasonable profit on such transactions.

6.06 LETTER OF CREDIT. Distributor shall, not later than December 20, 1996, provide Developer with a formal letter of credit (in a form acceptable to Developer, such acceptance not to be unreasonably withheld or delayed) drawn on a major US Bank in the amount of six hundred thousand dollars ($600,000). The Developer may, ninety (90) days after the first anniversary of the Commencement Date, draw down an amount equal to the difference between eight-hundred fifty thousand dollars ($850,000) and the actual Payment Amounts paid to Developer, provided that the principal amount of the Letter of Credit may be reduced in accordance with Section 9.05.


6.07 DISTRIBUTOR OPTIONS. Prior to December 20, 1996, Distributor shall grant Developer or its designees 200,000 options on terms not less favorable than provided in Distributor's stock option plan, to purchase Distributor's common stock at the closing bid price as of the date hereof which shall vest and be exercisable as follows:

         (a) 25,000 options upon achieving aggregate unit sales of the Software equal to or in excess of 62,500 units;

         (b) an additional 25,000 options upon achieving aggregate unit sales of the Software equal to or in excess of 125,000 units;

         (c) an additional 25,000 options upon achieving aggregate unit sales of the Software equal to or in excess of 187,500 units;

         (d) an additional 25,000 options upon achieving aggregate unit sales of the Software equal to or in excess of 250,000 units;

         (e) an additional 50,000 options upon achieving aggregate unit sales of the Software equal to or in excess of 350,000 units; and

         (f) an additional 50,000 options upon achieving aggregate unit sales of the Software equal to or in excess of 450,000 units; and



6.08 BUNDLED TRANSACTIONS. Where Software is bundled with another software product, the portion of the gross revenues attributed to the Software shall be based upon and apportioned in accordance with the retail prices of the constituent parts of the bundle. In no event will Distributor or any of its resellers bundle the Software with other products (whether "hard" bundled or "soft" bundled and whether with software or hardware) without Developer's prior written consent.

SECTION 7.       DEVELOPER'S WARRANTY

7.01 WARRANTY. Developer warrants that the media on which the Software is delivered will be free of defects in material and workmanship for a period of ninety (90) days from delivery to Distributor. Software that an end user returns (accompanied by a Distributor certification for each shipment) will be treated as defective media. As the sole remedy for this warranty, Developer shall either replace the defective media or repay the full amount it received for the Software plus shipping charges to the Distributor at Distributor's option. This
Section 7.01 together with Section 3.03 are Distributor's sole and exclusive return rights.

7.02 LIMITATION OF LIABILITY AND REMEDIES. EXCEPT AS SET FORTH IN THIS AGREEMENT, DEVELOPER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND SPECIFICALLY EXCLUDES ANY WARRANTY THAT THE SOFTWARE IS FIT FOR ANY PARTICULAR PURPOSE AND FURTHER SPECIFICALLY EXCLUDES ANY IMPLIED WARRANTIES OF MERCHANTABILITY. THE STATED WARRANTIES, COVENANTS AND REMEDIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER OBLIGATIONS OR LIABILITIES ON THE PART OF DEVELOPER FOR DAMAGES

OR OTHER RELIEF, INCLUDING, BUT NOT LIMITED TO, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES THAT IN ANY WAY ARISE OUT OF OR IN CONNECTION WITH THE USE AND/OR THE PERFORMANCE OF THE SOFTWARE. IN NO EVENT EXCEPT FOR (A) FRAUD BY THE DEVELOPER, (B) FAILURE, REFUSAL OR INABILITY OF THE DEVELOPER TO PROVIDE THE SOFTWARE MEDIA AND (C) THE INDEMNIFICATION OBLIGATIONS OF SECTION 13, SHALL THE LIABILITY OF DEVELOPER TO DISTRIBUTOR PURSUANT TO THIS AGREEMENT EXCEED THE AMOUNT RECEIVED BY DEVELOPER FROM DISTRIBUTOR WITH RESPECT TO THE SOFTWARE.

SECTION 8.       ADDITIONAL OBLIGATIONS OF DISTRIBUTOR

8.01 PROMOTION OF SOFTWARE OR TECHNOLOGY. Distributor shall, at its own expense, vigorously promote the distribution of the Software. Such promotion shall include, but shall not be limited to, advertising the Software in publications, participating in trade shows, establishing appropriate distribution channels and merchandising programs, and directly soliciting orders from customers for Software. Developer shall provide Distributor with 500 copies of the Software per year free of charge for NFR and promotional purposes.

8.02 COMPETITIVE SALES. During the term of this Agreement and for three months after termination, Distributor shall not market or sell any product directly competitive with the current version of the Software or a significant subset thereof. In addition, during the term of this Agreement and for twelve months after termination, Distributor shall not use the tradename of the Software or artwork uniquely associated with the Software to market or sell any software product directly competitive with the current version of the Software or a significant subset thereof.

SECTION 9.       ADDITIONAL OBLIGATIONS OF DEVELOPER

9.01 NEW DEVELOPMENTS. Developer shall provide Distributor reasonable notice of new developments in connection with the Software.


9.02 MARKETING ASSISTANCE. Developer shall provide Distributor with market data which is obtained by Developer and relates to the Software and which may benefit Distributor in distributing the Software.

9.03 TECHNICAL ACCEPTANCE. Developer shall at its sole expense be responsible for running industry standard quality assurance tests on SuperFassst! prior to providing it to Distributor for release. Developer shall fully cooperate with Distributor in its due diligence approval of SuperFassst! and the behavior of the underlying technology, ("Technical Acceptance"). For the initial release, Technical Acceptance shall be deemed to have been satisfied upon Developer's receipt of the Advance Payment described in 6.02 and the Software shall also be deemed to be Technically Superior. For future formal releases, Technical Acceptance shall be deemed to have been satisfied upon reasonable agreement between the parties.

9.04 USERS MANUAL. Distributor shall at its sole expense, but with the reasonable cooperation and input of Developer, be responsible for preparing the users manual for the Software. Developer shall provide Distributor with the electronic form of the current SuperFassst! user manual.

9.05 TECHNICAL SUPERIORITY. Developer shall maintain the Technical Superiority of SuperFassst! Software and its underlying technology. Technical Superiority shall mean not less than 25% performance improvement over Windows 95 and its subsequent releases ("OS Competitor") and/or competitive software products ("Product Competitor") on tests proposed by Developer and accepted by an independent testing laboratory (to be mutually agreed by the parties, acting reasonably). As soon as practicable after release of a new OS Competitor or Product Competitor, the then current version of the Software and such product shall be provided to an independent testing laboratory. In the event that the Software is determined by that testing laboratory not to be Technically Superior, then Developer shall have forty-five (45) days to deliver to Distributor a version of the Software which is Technically Superior or otherwise delivers mutually agreed to added functionality to restore the leadership positioning of the Software in the Retail Channel, failing which the sole recourse is to reduce the principal amount of the Letter of Credit referred to in Section 6.06 by either (a) equal to the Payment Amount referred to in Section
6.01 multiplied by the unit sell through of the Product Competitor as reported in PC Data or (b) $500 per day from the release date of the OS Competitor as reported in PC Data, such reductions shall stop after the first anniversary of the Commencement Date.

9.06 SUPPORT. Developer shall at its sole expense be responsible for providing reasonable professional end-user technical support for the Software with access by way of toll-free phone, fax, mail and e-mail. Developer shall at its sole expense be responsible for correcting bugs or providing reasonable workarounds for the Software as and when the need arises. Distributor shall give Developer notice of all Software "bugs" promptly upon discovery and, in the case of Fatal or Severe bugs, within forty-eight (48) hours after discovery.

9.07 PERFORMANCE VALIDATION. Developer shall provide Distributor detailed benchmark procedures and results to characterize the performance of the Software across a wide spectrum of computers. Technical descriptions of the black box behavior of the Software will be provided in a white paper sanitized of proprietary information to convey the expected performance behavior of the Software.

9.08 DEVELOPER REPRESENTATIONS. Developer represents to Distributor that it has full right and authority to enter into this Agreement. This Agreement and Developer's performance hereunder, do not conflict with or cause a breach under any agreement, license or other instrument, or law, rule, order or regulation to which the Developer is bound or subject. Developer further represents to Distributor that it has good and valid title to the Software code and to grant the License, free and clear of any claims, encumbrance, rights and obligations.

9.09 GOLD MASTER ESCROW. Developer shall from time to time place a true, correct and complete gold master copy of the executable code of the Software and all major revisions thereto with Data Base, Inc. as escrow agent, in accordance with an industry standard escrow agreement approved by Distributor, such approval not be unreasonably withheld or delayed. In the event that the Developer goes into bankruptcy or insolvency and as a result thereafter fails, refuses or is unable to provide the Software media to the Distributor in accordance with orders placed by Distributor under Section 3 and does not cure such failure within 20 days after notice by Distributor specifying the failure and specifically stating that Distributor intends to obtain the Software from the escrow agent, Developer hereby irrevocably directs such escrow agent to deliver such gold master copy of the Software to the Distributor who shall use such copy exclusively for use in accordance with the Agreement.

9.10 PRODUCT LIABILITY INSURANCE. Developer shall obtain (and during the term of this Agreement shall maintain) product liability insurance with respect to Software limited by $1,000,000 per occurrence and a maximum of $3,000,000 liability. Developer will name Distributor as an Additional Insured on such policy and will utilize such insurance against any product liability claim with respect to the Software. Distributor agrees to provide Developer with notice of any such claim as promptly as possible and in any event within the time periods required of an Additional Insured in accordance with the policy.

SECTION 10.      TERM, RENEWAL AND TERMINATION

10.01 TERM. The License shall be for a term of three (3) years from the earlier of (a) the date of first availability of the Software at any reseller or
(b) February 15, 1997 (the "Commencement Date") unless terminated earlier under the provisions of this Agreement. This term shall automatically renew for two
(2) additional one (1) year periods provided Distributor has met the Minimum Performance Requirements set forth in Section 2.05. Failure by Distributor to meet the Minimum Performance Requirements shall not constitute a breach of this Agreement. Failure of Distributor to obtain written approval of the Letter of Credit described in 6.06 prior to December 20, 1996 shall give Developer the option to terminate this Agreement.

10.02 CONVERSION TO NON-EXCLUSIVE DISTRIBUTORSHIP. In the event Distributor fails to meet Minimum Performance Requirements of Section 2.05, Developer shall have the option to make the License completely non-exclusive; provided Distributor is notified at least three months before the Software will be available in the Retail Channel via another party, such notice can be given during the Distributor's exclusive period if reasonable projections indicate likely failure to meet the Minimum Performance Requirements. In the event an alternate source of the Software is in the Retail Channel before the first anniversary of the Commencement Date, the principal amount of the Letter of Credit (under Section 6.06) shall be reduced by an amount equal to the Payment Amount referred to in
Section 6.01 multiplied by the unit sell through of such Software as reported in PC Data.

10.03 BREACH AND TERMINATION. Prior to terminating this Agreement, requesting arbitration, filing suit or taking similar action upon a breach of this Agreement by either party, the non-breaching party shall give the breaching party notice of the basis for asserting such breach. If the breaching party fails to cure such breach within thirty (30) days, and the breach is a material breach, the non-breaching party may terminate this Agreement. If the breach is the non-payment of any amounts due under this Agreement, the breach shall be deemed to be a material breach, and the breaching party shall have fifteen (15) days to cure such breach. Sections 8.02, 11, 12, 13 and 14 shall survive termination or expiration of this Agreement for any reason.

10.04 WAIVER OF LIABILITY ON TERMINATION. Should this Agreement or any portion thereof lawfully expire, terminate or not be renewed, neither party will be liable to the other because of such event for reimbursement of costs or expenses or for damages on account of the loss of prospective profits, anticipated sales, goodwill or on account of expenditures, inventory, investments, leases or commitment in connection with the business of Developer or Distributor, or for any other reason whatsoever flowing from such event. Such event shall not, however, relieve either party of any obligation incurred before termination or of liability for breach of any of the provisions of this Agreement. The parties hereby specifically waive, to the maximum extent permitted by law, any claims for compensation damages arising out of the lawful termination or expiration of this Agreement in accordance with its terms.

SECTION 11.      PROPERTY RIGHTS

Distributor agrees that Developer owns all right, title and interest in the Software now or hereafter subject to this Agreement, and in all patents, trademarks, trade names, inventions, copyrights, know-how, trade secrets, and any other proprietary information relating to the design, operation or maintenance of the Software, all technology contained therein and the SuperFassst! trademarks, and advertising, sales, marketing materials and artwork that Developer creates in connection with the Software. The use by Distributor of any of these property rights is authorized only for the purposes set forth in this Agreement, and upon termination of this Agreement for any reason such authorization shall cease except to the extent necessary for Distributor to provide maintenance to its existing customers for the Software. Software source code shall be disclosed by Developer to Distributor only in Developer's sole discretion. Distributor shall own and at all times continue to own copyright, trademarks and other intellectual property rights to such names as Distributor shall market SuperFassst! under and to all other advertising, sales and marketing materials and artwork that Distributor creates in connection with the Software.

SECTION 12.      INDEMNIFICATION OF DEVELOPER

Distributor warrants that it will not make any false or misleading statements to any End User or potential End User and also that it will not make any representation or warranty to any customer outside the End User license agreement. Distributor agrees, at its own expense, to defend and indemnify Developer, if necessary, against any actions, liabilities, costs, damages, claims, losses and expenses (including but not limited to attorney's fees) arising out of Distributor's breach of this warranty. Distributor agrees to provide Developer with notice of any such claim as promptly as possible.

SECTION 13.      INDEMNIFICATION OF DISTRIBUTOR

Developer agrees to defend, indemnify and hold Distributor harmless from and against any and all claims, demands, liabilities, actions, judgments, and expenses, including attorney's fees and expenses reasonably incurred by, against or of Distributor, arising out of any breach of Section 9.08 or any product liability claim with respect to the Software. Distributor agrees to provide Developer with notice of any such claim as promptly as possible.

SECTION 14.      CONFIDENTIALITY

14.01 DEFINITION. "Confidential Information" shall mean any information, idea, technology, know-how, invention, algorithm, data, process, technique, program, computer software, computer code and related documentation, work-in-process, future development, engineering, manufacturing, marketing, business, technical, financial or personal matter relating to the parties, their research, development, present or future products, sales, customers, employees, opportunities, market, or business, whether in oral, written, graphic or electronic form, that is treated as confidential by the respective parties and identified as such at the time of disclosure to the other party. In addition, the material terms and conditions of this Agreement shall be treated as Confidential Information.

14.02 MAINTAINING CONFIDENCE. Developer and Distributor, their respective officers, employees, agents, representatives, and permitted assigns shall hold in confidence Confidential Information belonging to the other; and shall use such Confidential Information only during the term of this Agreement and only as expressly permitted herein. The material terms and conditions of this Agreement shall be considered Confidential Information. Each party may disclose such Confidential Information belonging to the other to its employees with a need to know, provided that such employees are bound to maintain the confidentiality of such Confidential Information. Non-disclosure obligation shall not apply to such information if the party can document (a) has entered the public domain and is generally available to the public as a result of no act or omission of the party or its employees or agents, (b) is lawfully received by the party from third parties without restriction and without breach of any duty of non disclosure by any such third party, or (c) is developed independently by the party without reference to the Confidential Information. The parties shall use reasonable efforts to identify and prevent any unauthorized use or disclosure of Confidential Information, and shall advise each other in the event one party learns or has reason to believe that any person has violated or intends to violate the terms of this Agreement, and will cooperate in seeking injunctive relief against such person.

SECTION 15.      GENERAL

15.01 NO ASSIGNMENT. Subject to the provisions of Section 2.01 herein, neither party may assign all or any part of its interest in or to this Agreement without the written consent of the other party and any purported assignment without such consent shall be void.

15.02 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

15.03 NOTICES. All notices, requests, demands or directions relating to this Agreement shall be in writing and delivered via courier addressed to the appropriate party at the address of such party as set out below, or to such other addresses as may be specified by one party to the other parties by notice in writing. Any notice, request, demand, direction authorization or other communication given shall be deemed to have been received by the party to whom it was given on the third business day following the sending thereof by courier.

        If to Developer:         Acceleration Software International Corporation
                                 1223 NW Finn Hill Road
                                 Poulsbo, WA 98370, United States

         If to Distributor:      Syncronys Softcorp
                                 3958 Ince Blvd.
                                 Culver City, CA  90232, United States

15.04 ARBITRATION, JURISDICTION AND VENUE. Any controversy or claim between the parties arising out of or relating to this Agreement or any alleged breach thereof shall be resolved by arbitration conducted in greater Seattle, Washington in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect by a single arbitrator knowledgeable about the development, distribution and licensing of computer software. Either party may submit such controversy or claim for arbitration by giving written notice. The arbitrator shall apply the law of the State of California as more fully set forth in Section 15.05. The decision of the arbitrator, including, without limitation, with respect to specific performance of this Agreement shall be final and binding upon the parties. The parties may seek from the court a provisional remedy in connection with an arbitrable controversy or claim and such application to the court shall not waive any right of arbitration. The prevailing party in any such arbitration shall be entitled to recover from the non prevailing party in addition to all other relief, all reasonable costs and expenses, including, without limitation, attorneys fees and expert witness fees, actually incurred by such party in connection with such arbitration. Each of the parties, by executing this Agreement, unconditionally submits to the jurisdiction of the courts of the State of Washington and of the United States with respect to the enforcement of this provision or any arbitration award hereunder and agrees to accept service of process in California.

15.05 CHOICE OF LAW. This Agreement shall be governed by and construed under the laws of the State of California without regard to conflict of laws principles or the U.N. Convention on Contracts for the International Sale of Goods.

15.06 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, whether written or oral, made between the parties hereto, and there do not exist any representations, warranties, terms or conditions, expressed or implied, statutory or otherwise, and no agreements collateral hereto, other than as expressly set forth or referred to in this Agreement.

15.07 INUREMENT. This Agreement and each of the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

15.08 SEVERABILITY. If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in anyway be affected or impaired thereby.

15.09 FURTHER ASSURANCES. The parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party hereto shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

15.10 NO JOINT VENTURE. Neither party hereto shall use the name, trademark or other identification of the other party in any manner except as authorized by the other party. Nothing contained herein shall be construed to (a) give either party the power to direct or control the day-to-day activities of the other or
(b) constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking. All financial obligations associated with each party's business is the sole and exclusive responsibility of that party. Distributor shall not constitute, and shall take no action which would cause it to be treated as, a "permanent establishment" of Developer within the meaning of the tax laws of any country.

IN WITNESS WHEREOF, the parties have entered into this Agreement effective as of the date provided above.

SYNCRONYS SOFTCORP





___________________________________________________

Per: Daniel G. Taylor, EVP - Marketing





ACCELERATION SOFTWARE INTERNATIONAL CORPORATION





___________________________________________________

Per: Clint L. Ballard, C.E.O.